UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 27, 2005

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Harrison Street, 2nd Floor San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 541-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 27, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Critical Path, Inc. (the “Company”) approved accelerating the vesting of all currently unvested stock options awarded to employees, officers and directors under its stock option plans, all of which have an exercise price which is greater than $0.28, the closing sale price of the Company’s common stock on the date of acceleration. As a result of the action taken by the Committee, options with respect to approximately 4.8 million shares are subject to acceleration and all outstanding options to purchase shares of the Company’s common stock will be fully vested as of December 27, 2005. The number of shares and exercise prices of the options subject to the acceleration remain unchanged.

The purpose of the accelerated vesting is to enable the Company to avoid recognizing in its consolidated statement of operations non-cash compensation expense associated with these options in future periods upon the expected implementation in January 2006 of FASB Statement of Financial Accounting Standards No. 123-R, “Share Based Payment.” In addition, the accelerated vesting enables the Company to avoid certain costs associated with the implementation of FAS 123-R. As a result of the acceleration, based on a Black-Scholes calculation, the Company expects to avoid recognition of up to approximately $2.9 million of compensation expense over the course of the original vesting periods. Up to $1.9 million of such compensation expense is expected to be avoided in 2006. The acceleration will not result in any compensation expense for the fourth quarter of 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2005

CRITICAL PATH, INC.

By:	/s/ Michael J. Zukerman
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary